UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2020

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

170 Pater House, Psaila Street

Birkirkara, Malta, BKR 9077

(Address of principal executive offices)

356 2757 7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On June 11, 2020, James S. Cardwell submitted to the board of directors (the “Board”) of Esports Entertainment Group, Inc. (the “Company”) his resignation from his position as Interim Chief Financial Officer of the Company, effective June 15, 2020 (the “Resignation”). Mr. Cardwell did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Financial Officer

As previously disclosed on a Current Report on Form 8-K filed with the SEC on May 11, 2020, the Company entered into a binding letter of intent (the “Letter of Intent”) setting forth the basic terms under which the Company will acquire from AHG Entertainment Associates, LLC, a Florida limited liability company (“AHG”), 100% of the outstanding share capital of LHE Enterprises Limited (“LHE”), a company incorporated under the laws of Gibraltar, and a wholly-owned subsidiary of AHG (the “Transaction”).

On June 11, 2020, in connection with the Transaction, the Board appointed Mr. Daniel Marks as the Company’s Chief Financial Officer (the “Appointment”). The Letter of Intent provides that the completion of the Transaction is subject to, amongst other things, the: (i) negotiation and execution of a mutually satisfactory definitive stock purchase and/or merger agreement (the “Definitive Agreement”); (ii) completion by the Company of a satisfactory review of the legal, financial and business conditions of LHE; and (iii) approval of the board of directors of the Company.

Daniel Marks, age 41

Mr. Marks combines over twenty (20) years of experience of senior management in online gambling and corporate banking. From 2016 through the present, Mr. Marks has served as Chief Financial Officer of AHG, an online gambling operator licensed in the UK and Ireland. From 2014 to 2016, he was Chief Financial Officer for Large and Mid-Market Corporates for HSBC, North America, a British multinational banking and financial services organization. From 2008 through 2014, Mr. Marks held multiple financial and operational leadership roles, including Chief Operating Officer for UK Coverage at Barclays plc, a British multinational investment bank and financial services company. He has an undergraduate degree from the University of Bristol, UK.

The Board believes that Mr. Marks’ experience in financial and operational leadership roles, in particular within the corporate banking industry, makes him ideally qualified to help lead the Company towards continued growth and success.

In connection with the Appointment, Mr. Marks entered into an engagement agreement (the “Engagement Agreement”) with the Company. The Engagement Agreement is for a term of one year (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (the “Additional Term”) unless the Company or Mr. Marks gives at least 30 days written notice prior to the expiration of the Initial Term or each Additional Term.. Mr. Marks is to receive a base salary of $18,000 per month. Mr. Marks is eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board. The Engagement Agreement may be terminated with or without cause. The Company can terminate Mr. Marks without cause at any time during the first ninety (90) days of the Initial Term of the Engagement Agreement. Upon termination of Mr. Marks because of disability, the Company shall pay or provide to Mr. Marks (1) any unpaid salary and any accrued vacation through the date of termination; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plan, program or arrangement.

As a full-time employee of the Company, Mr. Marks will be eligible to participate in all of the Company’s benefit programs.

Family Relationships

Mr. Marks does not have a family relationship with any of the current officers or directors of the Company.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Engagement Agreement, and such description is qualified in its entirety by reference to the full text of the Engagement Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the year ending June 30, 2020.

Item 8.01 Other Events.

On June 11, 2020, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated June 11, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated: June 16, 2020	By:	/s/ Grant Johnson
Grant Johnson Chief Executive Officer

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